EXHIBIT p(2)

                            NED DAVIS RESEARCH, INC.

                                 CODE OF ETHICS


I.   Professional Standards

     As a professional organization whose business includes servicing investors in the area of asset management, all officers, directors and employees of Ned Davis Research, Inc. (the "Adviser") referred to herein as "NDR Personnel" must be guided in their actions by the highest ethical and professional standards.

     In view of the foregoing and applicable provisions of the Investment Company Act of 1940 (the "Investment Company Act"), the Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by NDR Personnel.

A. All NDR Personnel must at all times reflect the professional standards expected of persons in the investment advisory and investment research business. These standards require all NDR Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity remains unquestionable.

B. All NDR Personnel must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

C. At all times, the interests of the Adviser's clients are paramount, and all NDR Personnel will place the interests of the Adviser's clients ahead of any personal interests, except as may otherwise be approved or disclosed. Accordingly, personal transactions in securities by NDR Personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Adviser's clients. Likewise, NDR Personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person's independence or judgment.

D. The Adviser has adopted Insider Trading Policies, which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by NDR Personnel. The Insider Trading Policies are a part of this Code of Ethics.

E. The Adviser and the Fund have adopted Personal Trading Policies, which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent NDR Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics.

F. NDR Personnel will not accept compensation for services from outside sources without the specific permission of the Adviser's compliance officer (the "Compliance Officer").

G. When any NDR Advising Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to the Compliance Officer for instruction regarding how to proceed.

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H.       The recommendations and actions of the Adviser are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment in determining investment recommendations for advisory clients regarding particular securities may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser, without the prior written approval of the Compliance Officer.

I. The policies and guidelines set forth in thie Code of Ethics must be strictly adhered to by all NDR Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.


II.      INSIDER TRADING

A.       Overview and Purpose

         The purpose of the policies and procedures in this Section (the "Insider Trading Policies") is to detect and prevent "insider trading" by any person associated with the Adviser. The term "insider trading" generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.       General Policy

1.       Prohibited Activities

         All officers, directors and employees of the Adviser; including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

         (a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

         (b) communicating material, non-public information about the issuer of any securities to any other person other than as provided in 2 below.

         The activities described above are not only violations of these insider Trading Policies, but also may be violations of applicable law.

2.       Reporting of Material, Non-Public Information

         Any officer, director and employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

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C.       Material Information, Non-Public Information, Insider Trading and
         Insiders

    1.   Material Information. "Material information" generally includes:

         o any information that a reasonable investor would likely consider important in making his or her investment decision; or

         o any information that is reasonably certain to have a substantial effect on the price of a company's securities.

         Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

    2. Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with Securities and Exchange Commission, or appearing in Dow Jones News Service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

    3. Insider Trading. The law concerning "insider trading" generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

    4. Insiders. The concept of "insider" is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank officers and the employees of such organizations.

D.       Penalties for Insider Trading

         The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

         o    civil injunctions

         o    jail sentences

         o revocation of applicable securities-related registrations and licenses

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         o    fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

         o fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         In addition, management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

III.     Personal Trading Policy

    1.   Definitions

         (a) Access Person means: Any director, officer, general partner or advisory person of the Adviser who, with respect to any fund, makes any recommendation, participates in the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities made by the Adviser to any fund. The foregoing definition applies to the Adviser, since the Adviser is "primarily engaged" in a business other than advising funds or other advisory clients as defined by Rule 17j-1 of the Regulations promulgated under the Investment Company Act. (See Appendix A)

         (b)  Advisory person means:

              1) any employee of the Adviser or of any company in a control relationship to the Adviser who in connection with his/her regular functions or duties, makes any recommendation, who participates in the determination of which recommendations shall be made, or whose functions or duties relate to the determination of which recommendation shall be made, regarding the purchase or sale of covered securities or who in connection with his/her regular functions or duties, obtains information regarding the purchase or sale of Covered Securities by any clients of the Adviser including Aon Asset Allocation Fund and other investment advisory accounts of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

              2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to clients of the Adviser including the Aon Asset Allocation Fund and other investment advisory accounts of the Adviser with regard to the purchase or sale of Covered Securities by the clients of the Adviser including the Aon Asset Allocation Fund and other investment advisory accounts of the Adviser.

         (c) "Non-access person" means: any director, officer, general partner or employee of the Adviser who is neither an access person or advisory person as defined in (a) or (b) above.

         (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the

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              determination of direct or indirect ownership shall apply to all
              Securities which an access person has or acquires. (See Appendix
              B)

         (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of holding an official position with such company.

         (f) "Covered Security" shall have the meaning ascribed to the term "security" in Section 2(a) (36) of the Investment Company Act, except that it shall not include: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies (i.e., mutual funds).

         (g) "Initial public offering" means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (h) "Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

         (i) Fund means an investment company registered under the Investment Company Act.

         (j) For purposes of this Code, a "covered person" includes all access persons (including advisory persons) and non-access persons.

         (k) "Purchase or sale of a Covered Security" includes the purchase or writing (sale) of an option to purchase or sell a Covered Security.

         (l) "Security held or to be acquired or sold" by the client of the Adviser means:

              (1)  Any Covered Security which, within the most recent fifteen
                   (15) calendar days:

                   (a) is or has been held by any investment advisory client of the Adviser including the Aon Asset Allocation Fund; or

                   (b) is being or has been considered for purchase or sale by any client of the Adviser including the Aon Asset Allocation Fund; and

              (2) Any option to purchase or sell (write), and any security convertible into or exchange for a Covered Security described.

2.       Prohibited Purchases and Sales

         (a) No access person or advisory person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:
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              (1)  Is being considered for purchase or sale for any investment advisory client account; or

              (2) Is, on that date, being purchased or sold for any investment advisory client account.

         A covered Security is "being considered for purchase or sale by any investment advisory client; if the portfolio management team of the Adviser intends to consummate a purchase or sale of that Covered Security within the next seven (7) calendar days.

         (b)  No advisory person shall:

              (1)  Purchase securities in an initial public offering;

              (2) Acquire securities in a limited offering prior to obtaining the written approval of the Adviser's Compliance Officer. Such approval shall be granted only if the appropriate person determines that (a) the purchase is not one which should be reserved for any client account and (b) the opportunity to purchase the security was not offered to the advisory person because of his or her position with the Adviser. The Adviser shall maintain copies of any written approvals that are granted.

3.       Pre-Clearance of Personal Covered Securities Transactions

         (a)  Pre-Clearance Requirement

         (1)  Access Persons
         Pre-clearance is required at all times for access and advisory persons for purchase or sale, directly or indirectly, of any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

         (2)  Non-Access Persons
         Pre-clearance is required during trading "blackout" periods only, as periodically announced by the Adviser, for non-advisory persons for purchase or sale, directly or indirectly, of any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

         (3)  The pre-clearance procedure is as follows:

              (a) The person completes and submits a Pre-Clearance Request Form either written or e-mail to the Compliance Officer.

              (b) The Compliance Officer reviews the current restricted list and approves or rejects the request, communicating his/her decision to the covered person.

              (c) The Compliance Officer will time-stamp his/her approval or denial on the request form or printed copy of the e-mail and retain a copy thereof.

              (d) A pre-clearance authorization to purchase or sell a Covered Security shall remain valid for a period of five (5) business days. If the purchase or sale transaction is not completed within that five (5) business day period the person must have the proposed transaction pre-cleared again. This re-approval requirement shall apply to transactions involving market orders as well as transactions involving orders to purchase or sell Covered Securities at a specific price (or better).

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         (b) Exempted Transactions

              (1) The prohibitions of Section 2 and the pre-clearance requirements of Section 3 of the Personal Trading Policy shall not apply to:

                   (a) Purchases or sales effected in any account over which the individual has no direct or indirect influence or control.

                   (b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by any investment advisory client, including the Aon Asset Allocation Fund.

                   (c)  Purchases or sales which are nonvolitional.

                   (d) Purchases which are part of an automatic dividend reinvestment plan.

                   (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                   (f) Purchases or sales of direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies (i.e. mutual funds).

         (2)  De Minimis Exemption

         A pre-clearance request to trade one-thousand (1,000) or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the prohibited trading period. Such de minimis trading requests will be granted by the Compliance Officer, subject to the other restrictions on trading and the following conditions:

              (a) The request is not made by an access or investment advisory person who is or is aware of also buying or selling the same security for an investment advisory client account.

              (b) De minimis exemption grants are only valid for one (1) business day (must be executed by 4:00 P.M. of the day following grant of the request); and

              (c) Permission under the de minimis exemption may be granted for a particular security only once per covered person every ten
                   (10) days.

7.       Prohibited and Required Disclosures

         (a)  No advisory person shall:

              (1) Reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding the Adviser's securities transactions or consideration by the Adviser of any such securities transaction.

              (2) Recommend any securities transaction without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any

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                   contemplated transaction by such person in such securities,
                   (iii) any position with such issuer or its affiliates and
                   (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has significant interest, on the other.

         (b) Every advisory person who serves on the board of directors of a publicly traded company shall disclose that fact to the Compliance Officer. Additionally, prior to causing any investment advisory client, including the Aon Asset Allocation Fund, to purchase or sell a security of the company for which he/she serves as director, the advisory person shall have the proposed transaction reviewed and approved by the Compliance Officer. In seeking such review and approval, the advisory person shall disclose the fact that he/she is a director of the company whose securities are proposed to be purchased or sold.

8.       Reporting

         The Compliance Officer shall identify all covered persons who are required to make the reports required by Section 8(a) and shall inform those persons of their reporting obligation.

         (a) Every covered person of the Adviser shall report to the Adviser as follows:

              (1) Initial Holdings Reports. No later than ten (10) calendar days after the person becomes a covered person, the following information:

                   (a) The title, number of shares or ownership interest or principal amount of each Covered Security in which the covered person had any direct or indirect beneficial ownership when the person became a covered person;

                   (b) The name, account numbers and the name and telephone number of the contact person of any broker, dealer, bank or other financial institution with whom the covered person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the covered person as of the date the person became a covered person; and

                   (c) The date that the report is submitted by the covered person.

              (2) Quarterly Transaction Reports. No later than ten (10) calendar days after the end of each calendar quarter, the following information:

                   (a) With respect to any transaction during the quarter in a Covered Security in which the covered person had any direct or indirect beneficial ownership:

                        (i) The date of the transaction, the title, the number of shares or ownership interest, or the interest sale and maturity date (if applicable) or the principal amount of each Covered Security involved;

                        (ii) The nature of the transaction (i.e. purchase, sale
                             or any other type of acquisition or disposition);

                        (iii) The price of the Covered Security at which the
                              transaction was effected;

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                        (iv) The name of the broker, dealer or bank, or other
                             financial institution with or through which the transaction was effected; and

                        (v) The date that the report is submitted by covered person.

              (b) With respect to any account established by the covered person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the covered person:

                        (i) The name of the broker, dealer, bank or other financial institution with whom the covered person established the account;

                        (ii) The date the account was established;

                        (iii) The name and telephone number of the contact
                              person; and (iv) The date that the report is submitted by the covered person.

              (3) Annual Holding Reports. Annually, the following information (which information must be current as of a date no more than thirty (30) calendar days before the report is submitted):

                   (a) The title, number of shares, or ownership interest, or principal amount of each Covered Security in which the covered person had any direct or indirect beneficial ownership;

                   (b) The name of any broker, dealer, bank, or other financial institution with whom the covered person maintains an account in which any securities are held for the direct or indirect benefit of the covered person; and

                   (c) The date that the report is submitted by the covered person.

              (b) Exclusions

                   (a) A covered person shall not be required to make a report under Section (8) (a) with respect to transactions effected for, or Covered Securities held in (i) any account over which such person does not have any direct or indirect influence or control (whether or not such covered person has any direct or indirect beneficial ownership of such account) or (ii) any account over which such person has direct or indirect influence or control if such person does not have any direct or indirect beneficial ownership of such account.

                   (b) A covered person need not make a quarterly transaction report under Section 8 (a) (2) if all the information in the report would duplicate information required to be reported under Rule 204-2(a)(12) or (13) of the Investment Advisers Act of 1940 or if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the covered person in the time period required by Section 8(a)(2), if all of the information required by such Section is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

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              (5)  Certification of Compliance with Code of Ethics.

                   Covered persons are required to certify annually that they have read and understood the Code of Ethics and acknowledge their obligations under the code. They are required to further certify annually that they have complied with the requirements of the Code of Ethics, and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Codes of Ethics.

9.       Review by Compliance Officer

         The Adviser's Compliance Officer will systematically review all reports created pursuant to Section 8(a) above no later than ten (10) business days after receipt of each such report to determine if there are any violations of this Code of Ethics.

10.      Review by Board of Directors

         The Adviser's Compliance Officer must prepare quarterly and annual reports on this Code of Ethics for review by the Boards of Directors of NDR and the Aon Funds. The report must contain the following:

         1. A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code's provision and procedures, and any recommended changes to the Code; and
         2. A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

11.      Penalties for Violations

         Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person's personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

         All disciplinary responses to violations of the Personal Trading Policies shall be administered by the Compliance Officer, subject to approval by the President and Management Committee of the Adviser. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

12.      Compliance Officer Activity

         In cases where the Adviser's Compliance Officer is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be enforced by the Adviser's President and Management Committee.

13.      Retention of Records

         The Adviser must maintain all records required by Rule 17j-1 under the Investment Company Act for the periods required by the rule, including:

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1.   copies of this Code of Ethics;
2. records of any violation of the Code of Ethics and actions taken as a result of the violations;
3. copies of all acknowledgments signed by the Adviser's personnel upon receipt of this Code of Ethics and certification to comply with the Code of Ethics made by the Adviser's personnel;
4. lists of all the Adviser's personnel who are, or within the past five (5) years have been, access persons subject to the trading restrictions of the Code of Ethics and lists of the compliance personnel responsible for monitoring compliance with those trading restrictions; and
5. copies of the annual and quarterly reports to the Boards of Directors of NDR and the Aon Funds pursuant to Section 10 above.













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                            Ned Davis Research, Inc.
                                 Code of Ethics

                                   Appendix A
                                   ----------


As defined in Rule 17j-1 of the General Rules and Regulations promulgated under the Investment Company Act of 1940:

     An investment adviser is "primarily engaged in a business or businesses other than advising funds or other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other businesses.


                                   Appendix B
                                   ----------

Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, states that the term "beneficial owner" means, for all relevant purposes, "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the [issuer's] equity securities." The definition revolves around the term "pecuniary interest," which is defined in Rule 16a-1(a)(2)(i) to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

Rule 16a-1(a)(2) makes clear that a pecuniary interest may exist indirectly through another person or entity. That rule and Rule 16a-8 provide precise guidance regarding the application of the definition to several common indirect ownership situations.

Beneficial ownership of securities thus includes not only ownership of securities held by an access person for his or her name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators or trustees (if he or she has both a pecuniary interest and investment control), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a general partner, securities owned by any corporation which he or she should regard as a personal holding corporation or securities held by a revocable trust with respect to which he or she is the settlor, and has or shares investment authority. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators of estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse or their minor children. Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application


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of the income derived from such securities to maintain a common home, to meet expense which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

An access person also is regarded as the beneficial owner of securities held in the name of the spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.








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